                                                                  EXHIBIT 10.1

BUYER TREADCO, INC.
of P O BOX 10048, FORT SMITH, AR  72917-0048 Tel: (501)788-6485 and
SELLER RSI HOLDINGS, INC., 1005 EAST DIXON BOULEVARD of SHELBY, NORTH CAROLINA 28150 Tel: (305) 938-6940 hereby agree that the Seller shall sell and the Buyer shall buy the following described property together with existing improvements thereon, UPON THE TERMS AND CONDITIONS HEREINAFTER SET FORTH.

1. LEGAL DESCRIPTION of real estate located in Broward County, Florida. Tax Folio # 504206000041


COMPLETE PROPERTY ADDRESS:  901 NW 31 AVE,                  FORT LAUDERDALE, FL
                              (Address)                           (City)
PERSONAL PROPERTY INCLUDED: All fixed equipment, all window screens, treatments and hardware, all attached floor coverings and attached lighting fixtures as now installed on said property. Also included are the checked major appliances:
range___, refrigerator ___ , dishwasher ____ , disposal ____ , microwave oven___ ___, trash compactor______, washer______, dryer______, owned pool equipment____
__, ceiling fans______.

ADDITIONAL PERSONAL PROPERTY INCLUDED:

PERSONAL PROPERTY NOT INCLUDED:

LEASED EQUIPMENT:
Seller represents that the property can be used for the following purposes:
Light Manufacturing/Warehouse

CONCURRENCY: No representation is made regarding the ability to change the current use of, or improve, the subject property under the Local Government Comprehensive Planning and Land Development Regulation Act (Chapter 163 et seq., Florida Statutes) or any comprehensive plan or other similar ordinance promulgated by local governmental authorities in accordance with the Act.



2.   PURCHASE PRICE IS: (In U.S. funds)                               $1,221,190
METHOD OF PAYMENT:
(a)  Deposit                                                          $   50,000

(b) Additional deposit due within _____________ United States banking days after date of acceptance.  Time is of the
    essence as to additional deposit                                  $


    ALL DEPOSITS TO BE HELD BY: Escrow Account of Lehrer and Company
(c) Amount of new note and mortgage to be executed by the Buyer       $
    to any lender other than the Seller.
    TYPE OF MORTGAGE:
    (CHECK ONE) Conventional ( ),FHA ( ),VA ( )(If FHA or VA see Rider)
    (CHECK ONE) Fixed Rate (   ), Variable ( )
    Interest Rate _______ %, with initial Monthly Payment of          $
    Other terms: __________________________________________

(d) Existing mortgage balance encumbering the property
    to be ASSUMED by the Buyer approximately $
    Name of the mortgagee
    Loan No. _______________
    At an interest rate which may be changeable to the rate of interest at time of closing not to exceed the rate ___________ %
    per annum. (CHECK ONE) Fixed rate (    ) or Adjustable rate(    )
    with a maximum ceiling of ___________%.
    Buyer is assuming a balloon mortgage.   YES ________ NO _________.
    Balloon due date _____________________________________________ .
    Other terms:

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(e) Purchase money note and mortgage, first ( ) second ( ), to Seller $
    bearing interest at the rate of ______ % per annum and payable $________________ principal and interest per ____________________
    based upon an amortization period of ____ years. If balloon mortgage, final maturity date (balloon payment) shall be _____ years from closing.

(f) OTHER CONSIDERATION:____________________________________________  $

(g) Balance of funds due from Buyer in the form of U.S. currency, cashier's check or equivalent drawn on a Broward County financial institution, on closing and delivery of deed (or such greater or lessor amount as may be necessary to complete payment of purchase price after credits, adjustments and prorations).  Said funds may be held in escrow pursuant to provisions of Paragraph S of this
    Contract (if FHA or VA see Rider)                                 $1,171,190
    TOTAL PURCHASE PRICE                                              $1,221,190

3. FHA, VA or Condominium Contracts: See required rider attached hereto and made a part hereof which shall control.

4. SPECIAL CLAUSES: See page ___________ or Addendum, if any.

5. ACCEPTANCE DATE: This offer shall be null and void unless accepted, in writing, and a signed copy received by _____________________ on or before eighth day of February, 1996 by 5:00 PM.

6. CLOSING DATE: This Contract shall be closed and the deed and possession shall be delivered on or before the first day of August 1996, unless extended by other provisions of this Contract or separate agreement.

A. EVIDENCE OF TITLE: The Seller shall within _____ banking days (ten banking days if this blank is not filled in), order for Buyer a complete abstract of title prepared by a reputable abstract firm purporting to be an accurate synopsis of the instruments affecting the title to real property recorded in the Public Records of that county to the date of this Contract or alternate title information acceptable to Buyer's closing agent, in his sole discretion, showing in Seller a marketable title in accordance with title standards adopted from time to time by the Florida Bar subject only to liens, encumbrances, exceptions or qualification set forth in this Contract, and those which shall be discharged by Seller at or before closing. The abstract shall be delivered within a reasonable time. Buyer shall have fifteen (15) days from the date of receiving said abstract of title to examine same. Seller shall use best efforts to obtain releases of canal reservations, if any. In the event there are oil, gas and/or mineral reservations, Seller shall use best efforts to obtain releases of same. Failure to release reservations or right to entry for oil, mineral and gas reservations shall constitute a title defect. If title is found to be defective, in Buyer's sole discretion, Buyer shall, within said period, notify the Seller in writing, specifying the defects. If the said defects render the title unmarketable, the Seller shall have ninety (90) days from receipt of such notice to cure the defects, and if after said period, Seller shall not have cured the defects, Buyer shall have the option of (1) accepting title as it then is, or (2) demanding a refund of all monies paid thereunder which shall forthwith be returned to the Buyer, and thereupon, the Buyer and Seller shall be released of all further obligations to each other under this contract.
B. CONVEYANCE: Seller shall convey title to the subject property to Buyer by statutory warranty deed or fiduciary special warranty deed, if applicable, subject to: (1) zoning and/or restrictions and prohibitions imposed by governmental authority; (2) restrictions, easements and other matters appearing on the plat and/or common to the subdivision; (3) taxes for the year of closing; and (4) other matters specified in this contract, if any.
C. ASSIGNMENT: This contract is not assignable without the specific written consent of the Seller if new mortgage financing or an assumption of an existing mortgage is

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a contingency.
D. SURVEY: The Buyer, within the time allowed for delivery of evidence of title and examination thereof, may have the property surveyed at his expense. If the survey shows any encroachment on said property or shows the improvements located on the subject property in fact encroach on adjoining property, or violate any of the covenants herein, the same shall be treated as a title defect.
E. ENVIRONMENTAL CONDITION: Seller is not aware of any prior or existing environmental condition, situation or incident on, at, or concerning the subject property or any adjacent property that may give rise as against Seller or the subject property to an action or to liability under any law, rule, ordinance or common law theory. This representation shall survive the closing.
F. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
G. Representations and Warranties: Buyer shall defend, hold harmless and indemnify Seller and its directors, officers, agents, employees, contractors, successors and assigns from and against all claims liabilities, suits, actions, demands, orders, violations, losses, damages, penalties, costs, attorneys fees, consultant fees and expenses of any kind whatsoever (including, but not limited to, claims or demands arising out of or asserting loss of life, injury to person or property, injury to business, nuisance, trespass, recovery of assessment, response or cleanup costs or damage to natural resources) which arise out of or result in any way from the following: (i) the Buyer's breach of any of its representations, warranties or promises as specified in this Agreement, or (ii) the act, failure to act or negligence of Buyer, it's agents or employees, arising from Buyer's inspection of the property.
     The representations, warranties, promises and obligations of Buyer and Seller as set forth in this Agreement shall survive the closing and purchase of the Property by Buyer. Warranties of Buyer: Buyer represents and warrants that it is authorized to enter into this transaction. Buyer's Inspection: For a period of forty-five (45) days after the effective date of this Agreement (Inspection Period), the Buyer shall have access to and the right to inspect the Property as set out hereinafter.
     (a) Within five (5) days after the effective date hereof, Seller shall provide Buyer with copies of all surveys, environmental reports and records presently available to Seller. All such surveys, reports and records are for informational purposes only and shall not be construed or deemed to be a representation or guarantee by Seller of the accuracy of the contents.
     (b) Buyer may proceed to have the property surveyed and shall promptly provide a copy of the survey to Seller upon receipt of the survey.
     (c) Buyer may (NOTE SPECIAL CLAUSES) conduct an environmental examination and analysis of the property.
     (d) Buyer may, at Buyer's sole cost and expense, conduct such other investigations of the property as Buyer deems appropriate.
     (e) Buyer may apply to any appropriate government agencies for tax abatements or other incentives concerning Buyer's proposed development of the property. If the Buyer, for any reason, determines that the property is unacceptable, Buyer will, within the Inspection Period, terminate this Agreement by so notifying the Seller and, in such event, Buyer, as its sole and exclusive remedy, shall receive a full refund of the earnest money deposit. Nothing in this Agreement shall be construed or deemed to impose any obligation on the part of the Seller to cure any condition which exists on the Property.
     If Buyer has not notified Seller at the end of the forty-five (45) day Inspection Period that the Property is unacceptable, it is understood and agreed that the Property is being sold "AS IS," Buyer has inspected the Property, and the Seller makes no representation or warranty as to the physical condition of the property or

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its suitability for Buyer's intended use.
H. INSURANCE: The premium on any hazard or flood insurance policy in force covering improvements on the subject property, shall be prorated between the parties, or the policy may be cancelled as the Buyer may elect. If insurance is to be prorated, the Seller shall, on or before the closing date, furnish to the Buyer all insurance policies or copies thereof. The Buyer has the option of accepting or rejecting any continuation of service contract if accepted, the charge thereof shall be prorated providing the service contract is assignable to Buyer. Any transfer fee shall be borne by the Buyer.
I. LEASES: Possession free and clear of all leases and tenants will be delivered to Buyer upon closing.
J. SELLER'S AFFIDAVIT: Seller shall furnish to Buyer at time of closing an affidavit attesting to the absence of any claims of lien or potential lienors known to Seller. If the property has been improved within ninety (90) days prior to closing, Seller shall deliver to Buyer an affidavit setting forth names and addresses of all contractors, subcontractors, suppliers and materialmen and stating that all bills for work on subject property have been paid, and Buyer may require releases of all such potential liens. Furthermore, the affidavit shall state that there are no matters pending against the affiant that could give rise to a lien that would attach to the property between the disbursing of the closing funds and the recording of the instrument of conveyance, and that Seller has not, and will not, execute any instrument that could adversely affect the title of the property.
K. PLACE OF CLOSING: Closing shall be held at the office of the Buyer's closing agent, if located within the county where the property is located, and if not, then at the office of Seller's agent, if located within the county where the property is located, and if not, then at such place as mutually agreed upon.
L. DOCUMENTS FOR CLOSING: Seller shall prepare and provide deed, purchase money mortgage, mortgage note, bill of sale, Seller's affidavits regarding liens, FIRPTA affidavit, survey or affidavit regarding coastal construction control line, F. S. 161.57, if applicable, and any corrective instruments that may be required in connection with perfecting the title. Buyer's closing agent shall prepare closing statement.
M. EXPENSES: Abstracting prior to closing, state documentary stamps which are required to be affixed to the instrument of conveyance and the cost of recording any corrective instruments, shall be paid by the Seller. Intangible personal property taxes and documentary stamps to be affixed to the purchase money mortgage, if any, or required on any mortgage modification, the cost of recording the deed and purchase money mortgage and documentary stamps and recording costs assessed in connection with assumption of any existing mortgage shall be paid by the Buyer.
N. PRORATION OF TAXES (REAL AND PERSONAL): Taxes shall be prorated on the current year's tax, if known. If the closing occurs at a date when the current year's taxes are not fixed, and the current year's assessment is available, taxes will be prorated based upon such assessment and the prior year's millage. If the current year's assessment is not available, then taxes will be prorated on the prior year's tax; provided, however, if there are completed improvements on the subject premises by January 1st of the year of closing, which improvements were not in existence on January 1st of the prior year, then the taxes shall be prorated to the date of closing based upon the prior year's millage and at an equitable assessment to be agreed upon between the parties, failing which, requests will be made to the county tax assessor for an informal assessment taking into consideration homestead exemption, if any. However, any tax proration based on an estimate may, at the request of either party to the transaction, be subsequently readjusted upon receipt of tax bill, and this agreement shall survive the closing. All such prorations whether on actual tax or estimated tax will make appropriate allowance for the maximum allowable discount and for homestead or other exemptions if allowed for the current year.
O. PRORATIONS AND ESCROW BALANCE: Taxes, insurance, assumed interest, utilities, rents, and other expenses and revenue of said property shall be prorated through the day prior to closing. In the event that Buyer assumes mortgage, Seller shall receive as credit at closing an amount equal to the escrow funds held by the mortgagee, which

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funds shall thereupon be transferred to the Buyer.
P. SPECIAL ASSESSMENT LIENS: Certified, confirmed and ratified special assessment liens through the day prior to closing (and not as of the date of this Contract) are to be paid by the Seller. Pending liens as of the date of closing shall be assumed by the Buyer.
Q. RISK OF LOSS: If the improvements are damaged by fire or other casualty before delivery of the deed and can be restored to substantially the same condition as now existing within a period of sixty (60) days thereafter, Seller may restore the improvements and the closing date and date of delivery of possession herein before provided shall be extended accordingly. If Seller fails to do so, the Buyer shall have the option of (1) taking the property as is together with insurance proceeds, if any, or (2) cancelling the Contract and all deposits will be forthwith returned to the Buyer and the parties released of any further liability hereunder.
R. MAINTENANCE: Between the date of the Contract and the date of closing, the property, including lawn, shrubbery and pool, if any, shall be maintained by the Seller in the condition as it existed as of the date of the Contract, ordinary wear and tear excepted.
S. ESCROW OF PROCEEDS OF SALE AND CLOSING PROCEDURE: The deed shall be recorded and evidence of the title continued at Buyer's expense, to show title in Buyer, without any encumbrances or changes which would render Seller's title unmarketable, from the date of the last evidence and the cash proceeds of sale may be held in escrow by Seller's attorney or by such other escrow agent as may be mutually agreed upon for a period of not longer than ten (10) days. If Seller's title is rendered unmarketable in Buyer's sole discretion, Buyer's closing agent shall, within said ten (10) day period, notify Seller or Seller's attorney in writing of the defect, and Seller shall have thirty (30) days from date of receipt of such notice to cure said defect and shall use best efforts to do so. In the event Seller fails to timely cure said defect, all monies paid hereunder by Buyer shall, upon written demand therefor, and within five
(5) days thereafter, be returned to Buyer and, simultaneously with such repayment, Buyer shall vacate the premises and reconvey the property in question to the Seller by special warranty deed. In the event Buyer fails to make timely demand for refund, he shall take title as is, waiving all rights against Seller as to such intervening defect except such rights as may be available to Buyer by virtue of warranties contained in deed. Possession and occupancy will be delivered to Buyer at time of closing. The Broker's professional service fee shall be disbursed simultaneously with disbursement of Seller's closing proceeds. At the option of the closing agent, the professional service fee may be disbursed; 1) directly from the deposit held by the escrow agent; or 2) through the closing agent. Payment shall be made in the form of U. S. currency, local cashier's check, local certified check, unless in the event a portion of the purchase price is to be derived from institutional financing or refinancing, the requirements of the lending institution as to place, time and procedures for closing and for disbursement of mortgage proceeds shall control, anything in this Contract to the contrary notwithstanding. The foregoing notwithstanding, if title insurance is available, at standard rates insuring Buyer as to any title defects arising between the effective date of title binder and recording of Buyer's deed, proceeds of sales shall be disbursed to the Seller at closing.
T. ESCROW: The party receiving the deposit agrees by the acceptance thereof to hold same in escrow and to disburse it in accordance with the terms and conditions of this Contract. Provided, however, that in the event a dispute shall arise between any of the parties to this Contract as to the proper disbursement of the deposit, the party holding the deposit may, at his option:
(1) take no action and hold all funds (and documents, if any) until agreement is reached between the disputing parties, or until a judgment has been entered by a court of competent jurisdiction and the appeal period has expired thereon, or if appealed then until the matter has been finally concluded, and then to act in accordance with such final judgment; or (2) institute an action for declaratory judgment, interpleader or otherwise joining all affected parties and thereafter complying with the ultimate judgment of the court with regard to the disbursement of the deposit and disposition of documents, if any. In the event of any suit between Buyer and Seller wherein an escrow agent is made a party by virtue of acting as such escrow agent hereunder, or in the event of any suit wherein escrow agent interpleads the subject matter of this escrow, the escrow agent shall be entitled to recover all attorney's fees and costs incurred, including costs and attorney's fees for appellate proceeding, if any, said fees and costs are to be charged and assessed as court costs against the losing party or parties, jointly and severally. The party receiving the deposit shall be entitled to the foregoing interpleader relief and award of attorney's fees and costs regardless of whether said party is also claiming a portion of the deposit monies as real estate commission and whether or not suit is first filed by one or both Buyer and Seller in a suit involving the escrow holder and whether or not any party, Buyer or Seller, has an independent action against the escrow holder and whether or not the escrow holder has instituted the interpleader action for his own protection.
U. ATTORNEY FEES AND COSTS: In connection with any arbitration or litigation arising out of this Contract, the prevailing party, whether Buyer, Seller or brokers, shall be entitled to recover all costs incurred including attorney's fees and legal assistant fees for services rendered in connection therewith, including appellate proceedings and post judgment proceedings.
V. DEFAULT: In the event of default of either party, the rights of the non-defaulting party and the broker shall be as provided herein and such rights shall be deemed to be the sole and exclusive rights in such event; (a) If Buyer fails to perform any of the covenants of this Contract, all money paid or deposited pursuant to this Contract by the Buyer shall be retained by or for the account of the Seller as consideration for the execution of this Contract as agreed and liquidated damages and in full settlement of any claims for damages and specific performance by the Seller against the Buyer. (b) If Seller fails to perform any of the covenants of this Contract, all money paid or deposited pursuant to this Contract by the Buyer shall be returned to the Buyer upon demand, or the Buyer shall have the right of specific performance. In addition, Seller shall pay forthwith to broker the full professional service fee provided for in this Contract. Any controversy or claim between Buyer and Seller arising out of or relating to this Contract, or a breach thereof, may, at the election of the parties, be settled by mediation or by arbitration or by litigation. Any of the above proceedings shall be brought in the county where the Real Property is located and shall be conducted pursuant to Florida Statutes relating to mediation, arbitration or litigation.
W. CONTRACT NOT RECORDABLE AND PERSONS BOUND: The benefits and obligations of the covenants herein shall inure to and bind the respective heirs, representatives, successors and assigns (when assignment permitted) of the parties hereto. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders. Neither this contract nor any notice shall be recorded in any public records.
X. SURVIVAL OF COVENANTS AND SPECIAL COVENANTS: Seller covenants and warrants that there is ingress and egress to subject property over public or private roads or easements, which covenants shall survive delivery of deed. No other provision, covenant or warranty of this Contract shall survive the delivery of the deed except as expressly provided herein.

FINAL AGREEMENT: This Contract represents a final agreement of the parties and no agreements or representations, unless incorporated into this Contract, shall be binding on any of the parties. Typewritten provisions shall supersede printed provisions and handwritten provisions shall supersede typewritten and/or printed provisions. Such handwritten or typewritten provisions as are appropriate may be inserted on this form or attached hereto as an addendum.
The date of this Contract shall be the day upon which it becomes fully executed by all parties.

SPECIAL CLAUSES:

Buyer and seller shall split cost of Phase I environmental audit equally. Such cost shall not exceed $1,000 to Seller and will be credited at closing. In the event transaction does not close then, no credit shall be given to Buyer.

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All parties are advised that the I.R.S. code requires the Buyer to withhold ten
(10%) of the sales price for tax on sales by certain foreigners. The tax will be withheld unless affidavits and compliance with the I.R.S. code or an I.R.S. qualifying statement are provided to Buyer at closing.


                                  Executed by Buyer

                                  on February 6, 1996    Time: 3:00

                                  BUYER /s/ Treadco, Inc. By Dan Evans (SEAL)

                                  Social Security or Tax I.D.# 71-0706271

                                  BUYER ________________________________ (SEAL)

     Deposit received on _________________________________________, 19________
__________ to be held subject to this Contract; if check, subject to clearance. By:_____________________________ By:___________________________________________

ACCEPTANCE OF CONTRACT & PROFESSIONAL SERVICE FEE: The Seller hereby approves and accepts the offer contained herein and recognizes Lehrer and Company
Address:    4850 W. Prospect Road, Fort Laud, Fl 33309 Phone No. 305-731-6000
AND _________________________________________________________________________

Address: _______________________________________________ Phone No. __________
     as Broker(s) in this transaction.

(CHECK and COMPLETE THE ONE APPLICABLE)
(x)IF A WRITTEN LISTING AGREEMENT IS CURRENTLY IN EFFECT:
   Seller agrees to pay the Broker named above including cooperating sub-agents named, according to the terms of an existing, separate written agreement;

OR
(  )  IF NO WRITTEN LISTING AGREEMENT IS CURRENTLY IN EFFECT:
   Seller shall pay the Broker(s) named above, at the time of closing, from the disbursements of the proceeds of the sale, compensation in the amount of (COMPLETE ONLY ONE) _________________ % of gross purchase price OR
   $ ________________________ , for Broker(s) services in effecting the sale by finding the Buyer ready willing and able to purchase pursuant to the foregoing Contract.

   If Buyer fails to perform and deposit(s) is retained, 50% thereof, but not exceeding the Broker's fee above provided, shall be paid Broker, as full consideration for Broker's services including costs expended by Broker, and the balance shall be paid to seller.

                         Executed by Seller
                         on   February 8, 1996          Time: _______________

                         SELLER    /s/ C. M. Bolt                       (SEAL)
                         Social Security or Tax I. D. # ______________________

                         SELLER _______________________________________  (SEAL)
                         Social Security or Tax I. D.# _______________________

   BE ADVISED: When this agreement has been completely executed, it becomes a legally binding instrument. The form of this "Deposit Receipt and Contract for Sale and Purchase" has been approved by the Broward County Bar Association and the Fort Lauderdale Area Association of REALTORS, Inc.

                               FIRST AMENDMENT TO
                         REAL ESTATE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO REAL ESTATE PURCHASE AGREEMENT (this "First Amendment") is made and entered this the 21st day of March 1996, by and between TREADCO, INC., a Delaware corporation ("Buyer"), and RSI HOLDING, INC. ("Seller").

                              W I T N E S S E T H:

WHEREAS, Buyer and Seller entered into that certain Real Estate Purchase Agreement having an Effective Date of February 8, 1996 (the "Agreement"), for the proposed purchase and sale of certain real property located in Broward County, Florida, which property is more particularly described in the Agreement; and

WHEREAS, Paragraph G of the Agreement provides for a forty-five (45) day inspection period; and

WHEREAS, Buyer and Seller desire to amend Paragraph G of the Agreement as hereinafter provided.

NOW, THEREFORE, for good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Paragraph G of the Agreement entitled "Buyer's Inspection" shall be amended to extend the inspection period through April 10, 1996.

2. Except as modified herein, the terms and provisions of the Agreement shall remain in full force and effect and binding on the parties hereto.

3. Buyer and Seller agree to amend the Purchase Price at Closing in the form of a one-time $15,000.00 credit to Buyer for roof repairs.

4. Buyer and Seller shall share cost of Phase 2 environmental audit equally.

IN WITNESS WHEREOF, Buyer and Seller have caused this First Amendment to be executed by their respective duly authorized representatives, as of the day and year first above written.


BUYER:                                  SELLER:

TREADCO, INC.                           RSI HOLDINGS, INC.

By: /s/ Shaun M. McCaffrey              By: /s/ C. M. Bolt

Name: Shaun M. McCaffrey                Name:   C. M. Bolt

Title:  Corporate Attorney